EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: David Humphrey	Media Contact: Kathy Fieweger
Title: Vice President — Investor Relations	Title: Chief Marketing Officer
Phone: 479-785-6200	Phone: 479-719-4358
Email: dhumphrey@arcb.com	Email: kfieweger@arcb.com

ArcBest Corporation Announces Second Quarter 2014 Results

•                  Second quarter 2014 net income more than triples from year-ago level to $17.2 million and $0.63 per share, or $17.8 million and $0.65 per share, excluding pension settlement charges

•                  Improved operating results at ABF FreightSM achieved from increased business levels, better revenue yields and a lower cost structure

•                  Revenue growth at emerging businesses continues

•                  Panther nearly triples second quarter operating profit compared to 2013

(Fort Smith, Arkansas, July 31, 2014) — ArcBest Corporation (Nasdaq: ARCB), today reported improved second quarter 2014 results reflecting stronger performances at its two largest operating companies, ABF Freight and Panther Premium LogisticsSM.

ArcBest’s second quarter 2014 revenue was $658.6 million compared to revenue of $576.9 million in the second quarter of 2013, an increase of 14 percent. Second quarter net income was $17.2 million and $0.63 per share, or $17.8 million and $0.65 per share excluding pension settlement charges, compared to second quarter 2013 net income of $4.9 million, or $0.18 per share.  On a per share basis, this represents ArcBest’s most profitable quarter in six years.

At ABF Freight, second quarter revenue rose to $492.9 million from $446.8 million, while operating income increased to $22.8 million from $5.5 million in second quarter 2013. Cost as a percentage of revenue improved to 95.4 percent following implementation of the new labor agreement in November 2013, compared with 98.8 percent in the year-ago period.

ArcBest’s emerging, non-asset-based businesses, including Panther, grew combined revenues at a rate of 28 percent. During the second quarter, these businesses equaled 27 percent of total consolidated revenue compared to 24 percent during the same period last year. Second quarter

2014 earnings before interest, taxes, depreciation and amortization (“EBITDA”) at the non-asset-based businesses was $10.2 million, an increase of 47 percent compared to EBITDA in the second quarter of 2013.

The second quarter 2014 results included additional items of note:

•            The effect of the two-class method used for calculating earnings per share, which requires the allocation of a portion of dividends and net income to unvested restricted shares in determining per common share amounts equaling $0.03 per share.

•            Costs of long-term incentive plans that are driven by ArcBest’s total shareholder return relative to its peer group equaling $0.07 per share.

On a combined basis, these two items approximated $0.10 per share in second quarter 2014, compared to a $0.02 per share effect in second quarter 2013. These items could occur in future periods depending on financial results and changes in ArcBest’s share price.

“Our second quarter results improved significantly from both the first quarter of 2014 and the year-ago quarter, which was welcome news as we emerged from the harsh winter weather earlier this year,” said ArcBest President and Chief Executive Officer Judy R. McReynolds. “As the economy picked up in the second quarter, ABF Freight experienced better pricing conditions and also saw the positive impact from the new labor agreement, while Panther reported one of the strongest quarters in its history. We are also seeing more customers buying at the enterprise level, when they require two or more ArcBest services. We are focused on taking advantage of all opportunities to better serve customers with holistic solutions across the supply chain.”

McReynolds added that the company’s new brand identity, logos, advertising campaign and tagline, “The Skill & The Will” — which were launched on April 30 — have been well-received by customers and employees.

“As we continue our efforts to help customers understand the full range of services we offer, we are excited about the public launch of a new website, TheSkillandTheWill.com, in early August,” McReynolds said. “This site contains many real-life stories from our customers who benefited from our employees’ willingness to go above and beyond, every day, to solve complex logistics challenges. It also tells the broader story of our company’s culture through our customers’ eyes.”

ABF Freight

An improving economic environment and business growth at ABF Freight contributed to an additional 6 percent of second quarter daily freight tonnage versus the same period last year. Tightening network capacity combined with improving pricing trends and a lower cost structure resulted in better operating margins.

Total second quarter revenue per hundredweight increased by 4.2 percent over last year and increased 6.9 percent versus first quarter of this year. ABF Freight secured better freight rates and account pricing improvements amid broad LTL and truckload industry pricing strength. Going forward, freight profile, account mix and business level changes may impact pricing measures in the second half of the year.

ABF Freight also benefited from the previously announced network consolidation of 30 terminals that began in July 2013 and was completed in mid-March of this year. In addition, ABF Freight’s recent ability to use purchased transportation, a flexibility component of the new ABF Freight labor contract, has positively impacted network operations. However, in this year’s second quarter, both the level of savings from network enhancements as well as the expected incremental margins on revenue growth were impacted as ABF Freight brought on a significant number of new dock employees to handle the shipment growth. These new, less experienced dock workers currently represent a much greater percentage of ABF Freight’s total dock workforce than in prior growth periods. ABF Freight expects to see improved productivity levels over the next few months as these new employees complete training and gain more experience.

Emerging, Non-Asset-Based Businesses

Panther Premium Logistics led the revenue growth and margin improvement in ArcBest’s non-asset-based businesses. The stronger macroeconomic environment and resulting demand for the premium logistics solutions that Panther offers contributed to one of the most profitable quarters in its history.

Panther’s second quarter revenue increased by 35 percent and operating income was nearly three times higher than the same period last year. Throughout 2014, Panther has increased its market share by adding new customers who value the company’s premium service. Panther is also benefiting from resource investments by ArcBest, as well as a focus on growing its owner-operator agent network.

At ArcBest’s other emerging non-asset-based businesses, ABF LogisticsSM experienced second quarter revenue growth of 46 percent compared to the same period of 2013. Including the addition of new personnel and an emphasis on systems development to enhance its ability to meet customer needs, ABF Logistics experienced a slight improvement in second quarter profitability versus last year.

Second quarter revenues at FleetNet America® increased by 16 percent over 2013 as new customers were added during the quarter. Operating profit was slightly lower due to a write-off of receivables associated with a large bankrupt customer account. Historically, FleetNet’s bad debt writeoffs have been minor.

ABF MovingSM experienced an 8 percent revenue increase during the quarter as it entered the seasonal period of increased business levels associated with summer moving activities. Profits for this business were below last year primarily due to changes in the mix of shipments being handled combined with continued investments in personnel and systems for future growth.

“The hard work we have done over the last few years to better position ABF Freight and to grow and invest in our emerging businesses is reflected in today’s results,” McReynolds said. “It is particularly gratifying to see Panther achieving such strong results after two full years as an ArcBest company. Our unique ability and willingness to solve complex transportation and logistics problems across the supply chain are increasingly recognized in the marketplace.”

Conference Call

ArcBest Corporation will host a conference call with company executives to discuss the 2014 second quarter results. The call will be today, Thursday, July 31, at 9:30 a.m. ET (8:30 a.m. CT). Interested parties are invited to listen by calling (800) 896-0105. Following the call, a recorded playback will be available through the end of the day on August 31, 2014. To listen to the playback, dial (800) 633-8284 or (402) 977-9140 (for international callers). The conference call ID for the playback is 21721477. The conference call and playback can also be accessed, through August 31, 2014 on ArcBest’s website at arcb.com.

About ArcBest

ArcBest CorporationSM (Nasdaq: ARCB) solves complex logistics and transportation challenges. Our companies and brands — ABF FreightSM, ABF LogisticsSM, Panther Premium LogisticsSM, FleetNet America®, U-Pack® and ArcBest Technologies — apply the skill and the will with every shipment and supply chain solution, household move or vehicle repair. ArcBest finds a way.

For more information, visit arcb.com, abf.com, pantherpremium.com, fleetnetamerica.com and upack.com. ArcBest CorporationSM. The Skill & The WillSM.

Forward-Looking Statements

Certain statements and information in this press release concerning results for the three and six months ended June 30, 2014 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would” and similar expressions and the negatives of such terms are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on us. Although management believes that these forward-looking statements are reasonable, as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and management’s present expectations or projections. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include, but are not limited to: general economic conditions and related shifts in market demand that impact the performance and needs of industries served by ArcBest Corporation’s subsidiaries and/or limit our customers’ access to adequate financial resources; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; relationships with employees, including unions; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer pension plans; competitive initiatives, pricing pressures, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates and the inability to collect fuel surcharges; availability of fuel; default on covenants of financing arrangements and the availability and terms of future financing arrangements; availability and cost of reliable third-party services; disruptions or failures of services essential to the operation of our business or the use of information technology platforms in our business; timing and amount of capital expenditures, increased prices for and decreased availability of new revenue equipment and decreases in value of used revenue equipment; future costs of operating expenses such as maintenance and fuel and related taxes; self-insurance claims and insurance premium costs; governmental regulations and policies, including environmental laws and regulations; potential impairment of goodwill and intangible assets; the impact of our brands and corporate reputation; the cost, timing and performance of growth initiatives; the cost, integration and performance of any future acquisitions; the costs of continuing investments in technology, a failure of our information systems and the impact of cyber incidents; weather conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in ArcBest Corporation’s Securities and Exchange Commission public filings.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

The following tables show financial data and operating statistics on ArcBest CorporationSM and its subsidiary companies.

ARCBEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
	(Unaudited)
	($ thousands, except share and per share data)

REVENUES	$658,646	$576,899	$1,236,550	$1,097,586

OPERATING EXPENSES	631,694	568,482	1,218,300	1,112,520

OPERATING INCOME (LOSS)	26,952	8,417	18,250	(14,934)

OTHER INCOME (EXPENSE)
Interest and dividend income	194	161	384	332
Interest expense and other related financing costs	(725)	(1,079)	(1,533)	(2,286)
Other, net	950	366	1,315	1,450
	419	(552)	166	(504)

INCOME (LOSS) BEFORE INCOME TAXES	27,371	7,865	18,416	(15,438)

INCOME TAX PROVISION (BENEFIT)	10,163	2,987	6,401	(6,921)

NET INCOME (LOSS)	$17,208	$4,878	$12,015	$(8,517)

EARNINGS (LOSS) PER COMMON SHARE(1)
Basic	$0.63	$0.18	$0.44	$(0.33)
Diluted	$0.63	$0.18	$0.44	$(0.33)

AVERAGE COMMON SHARES OUTSTANDING
Basic	26,005,105	25,694,327	25,941,370	25,666,484
Diluted	26,005,105	25,694,327	25,942,046	25,666,484

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.03	$0.03	$0.06	$0.06

(1)      ArcBest uses the two-class method for calculating earnings per share. This method, as calculated below, requires an allocation of dividends paid and a portion of undistributed net income (but not losses) to unvested restricted stock for calculating per share amounts.

NET INCOME (LOSS)	$17,208	$4,878	$12,015	$(8,517)

EFFECT OF UNVESTED RESTRICTED STOCK AWARDS	(848)	(215)	(602)	(74)

ADJUSTED NET INCOME (LOSS) FOR CALCULATING EARNINGS (LOSS) PER COMMON SHARE	$16,360	$4,663	$11,413	$(8,591)

ARCBEST CORPORATION

CONSOLIDATED BALANCE SHEETS

	June 30 2014	December 31 2013
	(Unaudited)	Note
	($ thousands, except share data)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$129,150	$105,354
Short-term investments	36,015	35,906
Restricted cash, cash equivalents, and short-term investments	1,385	1,902
Accounts receivable, less allowances (2014 — $4,948; 2013 — $4,533)	236,201	202,540
Other accounts receivable, less allowances (2014 — $1,661; 2013 — $1,422)	7,569	7,272
Prepaid expenses	17,635	19,016
Deferred income taxes	38,271	37,482
Prepaid and refundable income taxes	2,862	2,061
Other	8,136	6,952
TOTAL CURRENT ASSETS	477,224	418,485

PROPERTY, PLANT AND EQUIPMENT
Land and structures	249,196	245,805
Revenue equipment	617,396	589,902
Service, office, and other equipment	125,818	124,303
Software	111,248	110,998
Leasehold improvements	23,837	23,582
	1,127,495	1,094,590
Less allowances for depreciation and amortization	724,965	700,193
	402,530	394,397
GOODWILL	77,749	76,448
INTANGIBLE ASSETS, net	74,462	75,387
OTHER ASSETS	53,098	52,609

	$1,085,063	$1,017,326

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft and drafts payable	$17,218	$13,609
Accounts payable	121,195	89,091
Income taxes payable	6,947	1,782
Accrued expenses	179,141	173,622
Current portion of long-term debt	36,192	31,513
TOTAL CURRENT LIABILITIES	360,693	309,617

LONG-TERM DEBT, less current portion	82,967	81,332
PENSION AND POSTRETIREMENT LIABILITIES	33,983	26,847
OTHER LIABILITIES	14,657	15,041
DEFERRED INCOME TAXES	60,293	64,028

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, authorized 70,000,000 shares; issued 2014: 27,692,464 shares; 2013: 27,507,241 shares	277	275
Additional paid-in capital	299,631	296,133
Retained earnings	307,115	296,735
Treasury stock, at cost, 1,677,932 shares	(57,770)	(57,770)
Accumulated other comprehensive loss	(16,783)	(14,912)
TOTAL STOCKHOLDERS’ EQUITY	532,470	520,461

	$1,085,063	$1,017,326

Note: The balance sheet at December 31, 2013 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARCBEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
	2014	2013
	(Unaudited)
	($ thousands)

OPERATING ACTIVITIES
Net income (loss)	$12,015	$(8,517)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	39,540	43,914
Amortization of intangibles	2,137	2,087
Pension settlement expense	4,600	—
Share-based compensation expense	3,668	2,485
Provision for losses on accounts receivable	1,032	1,312
Deferred income tax benefit	(2,358)	(5,761)
Gain on sale of property and equipment	(249)	(391)
Changes in operating assets and liabilities:
Receivables	(34,888)	(26,617)
Prepaid expenses	1,383	1,402
Other assets	(1,482)	(297)
Income taxes	2,226	163
Accounts payable, accrued expenses, and other liabilities	30,019	18,152
NET CASH PROVIDED BY OPERATING ACTIVITIES	57,643	27,932

INVESTING ACTIVITIES
Purchases of property, plant and equipment, net of financings	(15,570)	(8,638)
Proceeds from sale of property and equipment	1,241	1,430
Purchases of short-term investments	(2,967)	(6,692)
Proceeds from sale of short-term investments	2,940	5,914
Business acquisition, net of cash acquired	(2,663)	(4,146)
Capitalization of internally developed software	(3,859)	(4,050)
NET CASH USED IN INVESTING ACTIVITIES	(20,878)	(16,182)

FINANCING ACTIVITIES
Payments on long-term debt	(16,528)	(22,009)
Net change in bank overdraft	3,602	2,026
Net change in restricted cash, cash equivalents, and short-term investments	517	7,758
Deferred financing costs	(61)	(61)
Payment of common stock dividends	(1,635)	(1,613)
Proceeds from the exercise of stock options	1,136	—
NET CASH USED IN FINANCING ACTIVITIES	(12,969)	(13,899)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	23,796	(2,149)
Cash and cash equivalents at beginning of period	105,354	90,702
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$129,150	$88,553

NONCASH INVESTING ACTIVITIES
Accruals for equipment received	$6,869	$268
Equipment financed	$22,842	$—

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
	(Unaudited)
	($ thousands, except per share data)
ARCBEST CORPORATION — CONSOLIDATED

Net Income (Loss)
Amounts on a GAAP basis	$17,208	$4,878	$12,015	$(8,517)
Pension settlement expense, after-tax(1)	556	—	2,811	—
Non-GAAP amounts	$17,764	$4,878	$14,826	$(8,517)

Diluted Earnings (Loss) Per Share
Amounts on a GAAP basis	$0.63	$0.18	$0.44	$(0.33)
Pension settlement expense, after-tax(1)	0.02	—	0.11	—
Non-GAAP amounts	$0.65	$0.18	$0.55	$(0.33)

ARCBEST CORPORATION — CONSOLIDATED

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
Net income (loss)	$17,208	$4,878	$12,015	$(8,517)
Interest expense	725	1,079	1,533	2,286
Income tax provision (benefit)	10,163	2,987	6,401	(6,921)
Depreciation and amortization	21,225	22,807	41,677	46,001
Amortization of share-based compensation	2,100	1,181	3,668	2,485
Amortization of actuarial losses of benefit plans and pension settlement expense(1)	1,625	2,912	5,893	5,824
	$53,046	$35,844	$71,187	$41,158

(1)         The three and six months ended June 30, 2014 includes pension settlement expense of $0.9 million (pre-tax) and $4.6 million (pre-tax), respectively, related to lump-sum distributions from ArcBest’s nonunion defined benefit pension plan and, for the six-month period, the plan’s purchase of a nonparticipating annuity contract to settle vested benefits of participants and beneficiaries who were receiving monthly benefit payments as of the January 2014 contract purchase date.

Non-GAAP Financial Measures. ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in the scheduled conference call could be considered non-GAAP measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, ArcBest’s reported results. Management believes EBITDA to be relevant and useful information as EBITDA is a standard measure commonly reported and widely used by analysts, investors and others to measure financial performance and ability to service debt obligations. However, these financial measures should not be construed as better measurements than operating income, operating cash flow, net income or earnings per share, as defined by GAAP. Other companies may calculate EBITDA differently and, therefore, ArcBest’s EBITDA may not be comparable to similarly titled measures of other companies.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30 2014			Three Months Ended June 30 2013
	(Unaudited)
	($ thousands)
	Operating Income	Depreciation and Amortization	EBITDA	Operating Income	Depreciation and Amortization	EBITDA

Premium Logistics (Panther)(1)	$4,358	$2,838	$7,196	$1,506	$2,594	$4,100
Emergency & Preventative Maintenance (FleetNet)	700	237	937	810	130	940
Transportation Management (ABF Logistics)	854	252	1,106	506	147	653
Household Goods Moving Services (ABF Moving)	623	346	969	948	285	1,233
Total non-asset-based segments	$6,535	$3,673	$10,208	$3,770	$3,156	$6,926

	Six Months Ended June 30 2014			Six Months Ended June 30 2013
	(Unaudited)
	($ thousands)
	Operating Income (Loss)	Depreciation and Amortization	EBITDA	Operating Income	Depreciation and Amortization	EBITDA

Premium Logistics (Panther)(1)	$7,722	$5,574	$13,296	$642	$5,144	$5,786
Emergency & Preventative Maintenance (FleetNet)	2,101	411	2,512	1,522	262	1,784
Transportation Management (ABF Logistics)	1,389	469	1,858	1,023	265	1,288
Household Goods Moving Services (ABF Moving)	(218)	695	477	717	525	1,242
Total non-asset-based segments	$10,994	$7,149	$18,143	$3,904	$6,196	$10,100

(1)         Depreciation and amortization consists primarily of amortization of intangibles, including customer relationships and software associated with the June 15, 2012 acquisition of Panther.

ARCBEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS

	Three Months Ended				Six Months Ended
	June 30				June 30
	2014		2013		2014		2013
	(Unaudited)
	($ thousands, except percentages)
REVENUES
Freight Transportation (ABF Freight)	$492,857		$446,750		$921,728		$854,031

Premium Logistics (Panther)	81,425		60,431		153,651		113,683
Emergency & Preventative Maintenance (FleetNet)	38,307		32,935		80,006		65,457
Transportation Management (ABF Logistics)	35,493		24,267		65,210		45,885
Household Goods Moving Services (ABF Moving)	22,855		21,252		37,605		34,828
Total non-asset-based segments	178,080		138,885		336,472		259,853

Other revenues and eliminations	(12,291)		(8,736)		(21,650)		(16,298)
Total consolidated revenues	$658,646		$576,899		$1,236,550		$1,097,586

OPERATING EXPENSES
Freight Transportation (ABF Freight)
Salaries, wages, and benefits(1)	$279,372	56.7%	$272,641	61.0%	$540,527	58.6%	$539,819	63.2%
Fuel, supplies, and expenses	93,277	18.9	82,441	18.5	184,067	20.0	165,773	19.4
Operating taxes and licenses	11,770	2.4	10,939	2.4	23,263	2.5	21,929	2.6
Insurance	5,966	1.2	6,068	1.4	11,361	1.2	10,552	1.2
Communications and utilities	3,731	0.8	3,879	0.9	7,973	0.9	7,812	0.9
Depreciation and amortization	16,841	3.4	18,967	4.2	33,178	3.6	38,541	4.5
Rents and purchased transportation	55,549	11.3	44,260	9.9	102,969	11.2	82,729	9.7
Gain on sale of property and equipment	(40)	—	(182)	—	(243)	—	(394)	—
Pension settlement expense(2)	708	0.1	—	—	3,598	0.4	—	—
Other	2,848	0.6	2,240	0.5	4,382	0.4	4,322	0.5
	470,022	95.4%	441,253	98.8%	911,075	98.8%	871,083	102.0%

Premium Logistics (Panther)
Purchased transportation	$60,185	73.9%	$46,233	76.5%	$114,759	74.7%	$87,270	76.8%
Depreciation and amortization(3)	2,838	3.5	2,594	4.3	5,574	3.6	5,144	4.5
Salaries, benefits, insurance, and other	14,044	17.2	10,098	16.7	25,596	16.7	20,627	18.1
	77,067	94.6%	58,925	97.5%	145,929	95.0%	113,041	99.4%

Emergency & Preventative Maintenance (FleetNet)	$37,607		$32,125		$77,905		$63,935
Transportation Management (ABF Logistics)	34,639		23,761		63,821		44,862
Household Goods Moving Services (ABF Moving)	22,232		20,304		37,823		34,111
Total non-asset-based segments(1)(2)	171,545		135,115		325,478		255,949

Other expenses and eliminations(1)(2)	(9,873)		(7,886)		(18,253)		(14,512)
Total consolidated operating expenses and costs(1)(2)	$631,694		$568,482		$1,218,300		$1,112,520

(1)         Operating expenses for the three-month period ended June 30, 2014 include $2.9 million (pre-tax), on a consolidated basis, of costs of long-term incentive plans that are driven by ArcBest’s total shareholder return relative to its peer group. Of the $2.9 million consolidated total, $2.2 million was reported by ABF Freight, $0.6 million was reported in Other expenses and eliminations, and $0.1 million was reported by the non-asset-based segments.

(2)         Pension settlement expense, which totaled $0.9 million (pre-tax) and $4.6 million (pre-tax) on a consolidated basis for the three and six months ended June 30, 2014, respectively, relates to lump-sum distributions from ArcBest’s nonunion defined benefit pension plan and, for the six-month period, the plan’s purchase of a nonparticipating annuity contract to settle vested benefits of participants and beneficiaries who were receiving monthly benefit payments as of the January 2014 contract purchase date. Of the total $4.6 million (pre-tax) pension settlement expense for the six months ended June 30, 2014, $3.6 million was reported by ABF Freight, $0.9 million was reported in Other expenses and eliminations, and $0.1 million was reported by the non-asset-based segments.

(3)         Depreciation and amortization consists primarily of amortization of intangibles, including customer relationships and software associated with the June 15, 2012 acquisition of Panther.

ARCBEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS — Continued

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
	(Unaudited) ($ thousands)
OPERATING INCOME (LOSS)
Freight Transportation (ABF Freight)	$22,835	$5,497	$10,653	$(17,052)

Premium Logistics (Panther)	4,358	1,506	7,722	642
Emergency & Preventative Maintenance (FleetNet)	700	810	2,101	1,522
Transportation Management (ABF Logistics)	854	506	1,389	1,023
Household Goods Moving Services (ABF Moving)	623	948	(218)	717
Total non-asset-based segments	6,535	3,770	10,994	3,904

Other (loss) and eliminations	(2,418)	(850)	(3,397)	(1,786)
Total consolidated operating income (loss)	$26,952	$8,417	$18,250	$(14,934)

As disclosed in ArcBest’s 2013 Annual Report on Form 10-K, certain reclassifications have been made to the prior year’s operating segment data to conform to the current year presentation. The operating results of ArcBest’s businesses which provide ocean container transport and warehousing services have been reclassified from “Other and eliminations” to the Transportation Management segment. There was no impact on consolidated amounts as a result of these reclassifications.

ARCBEST CORPORATION

OPERATING STATISTICS

	Three Months Ended			Six Months Ended
	June 30			June 30
	2014	2013	% Change	2014	2013	% Change
	(Unaudited)

Freight Transportation (ABF Freight)

Workdays	63.5	64.0		126.5	126.5

Billed Revenue(1) / CWT	$28.91	$27.74	4.2%	$28.01	$27.31	2.6%

Billed Revenue(1) / Shipment	$393.11	$380.08	3.4%	$387.78	$376.20	3.1%

Shipments	1,261,670	1,190,678	6.0%	2,395,002	2,286,356	4.8%

Shipments / Day	19,869	18,604	6.8%	18,933	18,074	4.8%

Tonnage (tons)	857,892	815,695	5.2%	1,657,703	1,574,584	5.3%

Tons / Day	13,510	12,745	6.0%	13,104	12,447	5.3%

(1)         Revenue for undelivered freight is deferred for financial statement purposes in accordance with ABF Freight’s revenue recognition policy. Billed revenue used for calculating revenue per hundredweight measurements has not been adjusted for the portion of revenue deferred for financial statement purposes. Billed revenue has been adjusted to exclude intercompany revenue that is not related to freight transportation services.

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